Exhibit 99

                           FOR IMMEDIATE RELEASE

CONTACT:      Jeanne McDonald, Senior Vice President
              (212) 599-8000

               FINANCIAL FEDERAL CORPORATION MOURNS THE PASSING
                     OF CHAIRMAN CLARENCE Y. PALITZ, JR.

NEW YORK, NY: November 24, 2000 - With deep regret, Financial Federal Corporation ("FIF" - NYSE) announced today the passing away of its Chairman Clarence Y. Palitz, Jr. on November 23, 2000.

Paul R. Sinsheimer, President, said: "Cal Palitz was an icon in the equipment finance and leasing business, and was renowned for his unparalleled success over a 40+ year career in the industry. I joined him in the business in 1970 and many of us here at Financial Federal have worked together under his leadership for many years. On behalf of all of Financial Federal's officers and employees, we extend our heartfelt sympathies to the Palitz family. Mr. Palitz's vision was for Financial Federal to be the best equipment finance company in the nation, and we are deeply grateful for his tireless efforts in helping to build a fine foundation for our Company's future."

Clarence Y. Palitz, Jr. joined his father, Clarence Y. Palitz, in the equipment finance business in 1956. In 1963, Cal and his brother Bernard founded Commercial Alliance Corporation which traded on the American Stock Exchange from 1968 until its sale in 1984 to First Interstate Bancorp. Commercial Alliance Corporation had a 21-year record of consecutive increases in earnings and receivable growth. Mr. Palitz, who retired as CEO of Financial Federal Corporation in February 2000, was a co-founder of the Company in 1989 along with his brother Bernard, a Director, his son Michael, Executive VP, Paul R. Sinsheimer, President, and other senior executives.

Mr. Palitz is survived by his wife, Anka, his brother Bernard, a Director of Financial Federal Corporation, his daughter Dr. Suzanne Palitz, his son Michael, Executive Vice President of Financial Federal Corporation, and his granddaughters Elianora and Sophie.

Financial Federal Corporation is a nationwide, independent financial services company specializing in financing industrial, commercial and professional equipment through installment sales and leasing programs for manufacturers, dealers and end users of such equipment.

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